Exhibit 99.1

For Immediate Release	Contact:	Jonathan Sears Woodall
November 16, 2006		919-687-7835
919-687-7821 Fax
jon.woodall@mfbonline.com

M&F BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

DURHAM, NC — (NOVEMBER 16, 2006) M&F BANCORP, INC. (the Company), a bank holding company whose wholly-owned subsidiary is Mechanics and Farmers Bank (M&F Bank, the Bank), reported net income in the third quarter of 2006 of $0.390 million or $0.23 per diluted share, versus net income of $0.408 million, also $0.23 per diluted share, in the third quarter of 2005. Factors contributing to the decline in results for the third quarter of 2006, as compared to the same period in 2005, were threefold; a modest decline in net interest income, a decrease in non-interest income and an increase in non-interest expense. The third quarter of 2006 benefited from the reversal of a valuation allowance against deferred tax assets of $0.118 million, which reduced income tax expense.

Net income for the nine months ended September 30, 2006 was $1.434 million or $0.84 per diluted share, versus $0.682 million or $.039 per diluted share for the same period in 2005. Net interest income increased $0.492 million, or 7.1%, to $7.414 million on a year to date basis versus 2005. This increase is primarily attributable to a sharp increase in interest and dividends on investments and interest income on invested cash balances of $1.181 million, or 113.56%, offset by an increase in interest expense on deposits of $1.045 million, or 43.42%, from 2005 to 2006. On a year over year basis, each of non-interest income and non-interest expense were relatively flat.

Net interest income decreased by 1.2% to $2.369 million in the third quarter of 2006, versus $2.397 million in the third quarter of 2005, primarily due to lower loan fundings coupled with a decrease in the net interest spread to 3.44% in 2006 from 4.01% in the comparable period of 2005. In terms of asset quality, the provisions for loan losses were modest and essentially flat, $0.026 million in 2006 versus $0.030 million in 2005. Non-interest income decreased 21.3% to $0.540 million in the third quarter of 2006 from $0.686 million in the year-ago quarter, due to a decrease in fees of $.0146 million and an other than temporary decline in value associated with an investment of $55 thousand. Non-interest expense increased by $94 thousand, or 3.8%, to $2.555 million for the quarter ended September 30, 2006, primarily due to an increase repairs and maintenance of facilities and a continued emphasis on visibility in the marketplace. The Company reported an income tax benefit in the third quarter of 2006 of $62 thousand versus income tax expense of $0.184 million for the three-month period ended September 30, 2006, as a direct result of the reversal of the valuation allowance against net deferred tax assets as discussed above.

Total assets increased by $1.464 million to $247.944 million as of September 30, 2006 from $246.480 million as of September 30, 2005, with deposits increasing 0.5% to $204.316 million as of September 30, 2006 from $203.244 million as of September 30, 2005.

Net loans decreased to $159.779 million as of September 30, 2006 from $167.215 million as of September 30, 2005. As of the end of the third quarter of 2006, shareholders’ equity increased to $21.621 million, or $12.83 per diluted share, which represented an equity-to-assets ratio of 8.72%.

Non-performing assets, including non-accrual loans, accruing loans more than 90 days past due and foreclosed assets, were $1.626 million as of September 30, 2006, or 0.7% of assets, versus $5.781 million or 2.35% of assets as of December 31, 2005. The allowance for loan losses was $2.522 million as of September 30, 2006 versus $2.921 million as of December 31, 2005.

Commenting on the second quarter results, Ronald Wiley, president and Chief Executive Officer, stated, “While we are pleased with the results to date, our team is now focused on sustained, quality growth in our loan portfolio. We are aggressively looking at viable opportunities to complement our organic loan production.”

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $248 million as of September 30, 2006, is the parent company of Mechanics and Farmers Bank (M&F Bank). The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB”. For additional information, contact M&F Bancorp, Inc. Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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